Exhibit 99.1

CONTACT: Mark Spencer 847.585.3802 mdspencer@careered.com

Career Education Corporation Appoints Daniel Hurdle as

Senior Vice President & Chief Career Schools Officer

Hurdle Leads Consolidated Career Education Schools of Culinary, Health, and Art & Design Institutions

Schaumburg, Ill., June 28, 2012 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of postsecondary education programs and services, today announced the hiring of Daniel J. Hurdle as Senior Vice President, Chief Career Schools Officer. Hurdle leads the new, consolidated Career Schools Education Group, encompassing more than 70 culinary, health, and art & design education campuses serving more than 40,000 students across the United States. Hurdle’s role will better position these institutions to deliver academic service excellence to a broad and diverse student population, compete more effectively in the higher education marketplace and help successfully execute the company’s current business plans and strategies.

Hurdle brings a successful operating and strategic background to the task of consolidating the company’s career-focused schools, as well as considerable experience with complex business turnarounds. Hurdle will lead efforts to gain synergies and greater competitive advantage from fewer, more focused institution brands. Hurdle has a proven track record of driving quality service and high customer satisfaction as part of turning around several operations. His experience and expertise will be key to the long-term success of the company’s career academic institutions.

Hurdle joins CEC from Caribou Coffee Company, the second largest premium coffeehouse in the United States, where he most recently served as Senior Vice President, Retail. Hurdle led Caribou’s more than 580 coffeehouses, including all company-operated and franchise locations in the U.S., as well as international franchise stores. In roles at Caribou, he significantly improved customer satisfaction, leading to the company’s recognition as a JD Power Service Excellence Award winner. Hurdle developed new product strategies that turned the company from rapidly declining sales to experiencing healthy growth – skills that should benefit the student experience and institutional excellence at CEC’s career schools.

Previously, Hurdle served as Senior Vice President, Strategy and Business Development, at Washington Mutual, where he led the financial institution’s development and execution of new growth strategies for multiple business and functional groups. Hurdle earlier served as Vice President of Strategy, Food and Existing Stores portfolio at Starbucks Coffee Company. He dramatically improved operational excellence, consumer appeal and customer demand for food offerings of the world’s largest coffeehouse chain, doubling Starbucks’ food sales per store. Hurdle led development and implementation of successful strategies resulting in double-digit growth in comparable stores sales.

Hurdle gained early experience at McKinsey & Company, the global management consulting firm. Before launching his successful business career, Hurdle led extensive and mission critical operations management as a Nuclear Submarine Officer in the United States Navy. Hurdle holds a master’s degree in Management Science from Cambridge University, where he was a Marshall Scholar, and a B.S. degree in Control Engineering from the U.S. Naval Academy, graduating second in his class.

“Dan knows how to reshape an organization to better serve customers, and to generate growth in doing so,” said Chairman, President and CEO Steven H. Lesnik. “His strong operational and marketing experience positions him well to lead the new, consolidated Career Services Education Group to optimize our student offerings and better define and differentiate our school brands, consistent with our strategic plans. I’m highly confident he will drive our career institutions back on a course of success, service and growth.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse population of approximately 95,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “will,” “anticipate,” “believe,” “plan,” “expect,” “intend,” “should,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: changes in enrollment, student mix and average registered credits taken by students; our ability to implement effective cost reduction strategies; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the “90-10 Rule” and gainful employment regulations), as well as regional and national accreditation standards and state regulatory requirements; our ability to obtain accrediting agency approvals for existing or new programs and to successfully defend litigation and other claims brought against us; rulemaking by the U.S. Department of Education and increased focus by the U.S. Congress and governmental agencies on for-profit education institutions; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in CEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent filings with the Securities and Exchange Commission.

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